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                                                                   EXHIBIT 10.35



                       FOUNDER STOCK REPURCHASE AGREEMENT

     This Founder Stock Repurchase Agreement is dated as of the first day of June 1998 (the "Effective Date") by and between MachOne Communications, Inc., a California corporation (the "Company"), and Peter D. Olson ("Founder").


                                  WITNESSETH:

          WHEREAS, Founder is a founder and a key employee of the Company.

          WHEREAS, Founder is the holder of 2,331,000 shares of the Company's common stock (the "Original Shares"), which were purchased by Founder pursuant to the Founders Stock Purchase Agreement by and between the Company and Founder dated December 23, 1997 (the "Original Purchase Agreement").

          WHEREAS, the Company desires to repurchase and the Founder desires to resell to Company certain of the Original Shares on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, IT IS AGREED between the parties as follows:

     1. Number of Shares and Price Per Share. The Founder hereby agrees to sell to Company and the Company agrees to repurchase from Founder one million three hundred thirty-one thousand (1,331,000) shares of the Company's Common Stock (the "Shares") from Founder's Original Shares at Founder's original purchase price (of $0.001 per share). The consideration for the repurchase of the Shares (the "Purchase Price") will be the agreement by the Company to amend the promissory note provided by Purchaser to Company in exchange for the purchase of the Original Shares. The original principal amount of the note will be amended and reduced from two thousand three hundred thirty-one ($2,331.00) to a new principal amount of one thousand dollars ($1,000.00).

     2. Repurchase Pursuant to the Provisions of the Unvested Share Repurchase Option. The Company acknowledges that none of the events that would trigger the Unvested Share Repurchase Option as set forth in the Founders Stock Purchase Agreement (the "Unvested Share Repurchase Option") have occurred. However, the parties acknowledge that the repurchase set forth herein is in their mutual best interest and will benefit both parties by allowing for the restructure of the equity ownership in the Company necessary for the ongoing success of the Company. Accordingly, the parties agree that the repurchase of the Shares shall be accomplished pursuant to the provisions of the Unvested Share Repurchase Option, although no such right to repurchase shall exist with respect to the remaining one million (1,000,000) shares of the Original Shares (the "Remaining Shares"), except as set forth in Section 4 ("Unvested Share Repurchase Option") below. Other than as set forth in Section 4, all other provisions of the



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Original Purchase Agreement shall remain in full force and effect with respect to the Remaining Shares.

     3. Representations and Warranties of the Founder. The Founder represents and warrants to the Company as follows:

          (a) Valid Title. The Founder is the lawful and beneficial owner of the Shares free and clear of any and all liens, encumbrances, restrictions and claims of any kind. The Founder has full legal right, power and authority to sell, assign, transfer and convey such Shares in accordance with the terms of this Assignment. The delivery to the Company of the Shares pursuant to the provisions hereof will transfer to the Company valid title thereto, free and clear of any and all adverse claims.

          (b) Requisite Power and Authority. The Founder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action required on the part of the Founder for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the date of this Agreement. Upon its execution and delivery, this Agreement will be a valid and binding obligation of the Founder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principles of equity that restrict the availability of equitable remedies.

          (c) No Conflicts. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach of or default under any material bond, debenture, note or other evidence of indebtedness, or any material contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Founder is a party or by which the Founder or any Shares hereunder may be bound or, to the best knowledge of the Founder, result in any violation of any law, order, rule, regulation, writ, injunction or decree of any court or governmental agency or body.

     4. Unvested Share Repurchase Option. The Company shall have the option (the "Unvested Share Repurchase Option") to reacquire any of the Remaining Shares which have not vested in the Founder pursuant to subsection 4(a) (the "Unvested Shares") under the terms set forth in this Section 4, which amends and restates Section 2 of the Original Purchase Agreement.

          (a) Vesting of Shares. The "Initial Vesting Date" shall be October 3, 1997. The Remaining Shares will vest (the "Vested Shares") on and after the Initial Vesting Date in accordance with the following formula:



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                                                  Number of Shares Vested
                                                  -----------------------

     On the Initial Vesting Date                  343,750 shares will vest

     For each of the following 42 full            An additional 1.5625% of the
     months of the Company's continuous           Remaining Shares will vest
     employment of Founder following the          (15,625 shares) for each full
     Initial Vesting Date                         month of services.

          Provided that the aggregate number of shares of Remaining Shares constituting Vested Shares may not exceed 10,000,000 shares (as adjusted for stock splits and the like). In the event a fraction of a share is vested, the number of vested shares shall be rounded to the nearest whole number.

          (b) Exercise of Unvested Share Repurchase Option. If the Founder's employment with the Company is terminated for any reason, with or without cause, voluntarily or involuntarily, including termination due to death or disability (as defined below), or if the Founder or the Founder's legal representative attempts to dispose of any Unvested Shares other than as allowed in this Agreement, the Company may exercise the Unvested Share Repurchase Option by written notice to the Escrow Agent (as defined in Section 5) and to the Founder or the Founder's legal representative within 60 days after such termination or after the Company has received notice of the attempted disposition.

          (c) Payment for Shares and Return of Shares. Payment by the Company to the Escrow Agent on behalf of the Founder or the Founder's legal representative shall be made in cash within 60 days after the date of the mailing of the written notice of exercise of the Unvested Share Repurchase Option. For purposes of the foregoing, cancellation of any promissory note of the Founder to the Company shall be treated as payment to the Founder in cash to the extent of the unpaid principal and any accrued interest canceled. The purchase price per share being purchased by the Company pursuant to the Unvested Share Repurchase Option shall be $0.001 per share, adjusted appropriately to reflect any stock split, stock dividend, recapitalization, etc. Within 30 days after payment by the Company, the Escrow Agent shall give the shares which the Company has purchased to the Company and shall give the payment received from the Company to the Founder.

          (d) Early Termination of Unvested Share Repurchase Option. The other provisions of this Section 4 notwithstanding, upon any Transfer of Control (as defined below), the Unvested Share Repurchase Option shall terminate as of a date prior to the Transfer of Control, as the Board so determines, or if no such determination is made, two days prior to the closing of the transaction involving the Transfer of Control. Any such termination that was permissible solely by reason of this subsection 4(d) shall be conditioned upon the consummation of the Transfer of Control. For purposes of this subsection 4(d), a Transfer of Control shall be deemed to have occurred upon any of the following events: (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company where the shareholders of the Company before such sale or exchange do not retain,


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directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the shareholders of the Company before the merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; or
(iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the shareholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

          (e) Transfers Not Subject to the Unvested Share Repurchase Option. The Unvested Share Repurchase Option shall not apply to a transfer of shares of the Remaining Shares to the Founder's ancestors, descendants or spouse or to a trustee for their benefit or the benefit of the Founder, provided that such transferee shall agree in writing (in a form satisfactory to the Company) to take the shares of the Remaining Shares subject to all the terms and conditions of this Section 4.

          (f) Assignment of Unvested Share Repurchase Option. The Company may assign the Unvested Share Repurchase Option to one or more persons, who shall have the right to exercise the Unvested Share Repurchase Option in his or her own name for his or her own account.

     5. Escrow. Founder agrees to instruct Gray Cary Ware & Freidenrich, a Professional Corporation (the "Escrow Agent"), to take all such action necessary with respect to the Original Shares to properly reflect the repurchase of the Shares as set forth herein. This Agreement, when executed, shall serve as such instruction.

     6. Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

     7. Entire Agreement; Amendments. This Agreement shall be construed under the laws of the State of California (as it applies to agreements between California residents, entered into and to be performed entirely within California), and constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties. This Agreement shall be deemed an amendment to the Original Purchase Agreement, however any provision of the Original Purchase Agreement not specifically amended hereby shall remain in full force and effect.

     8. Right to Specific Performance. The Founder agrees that the Company shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this Agreement, said right to be in addition to any other remedies available to the Company.

     9. Separability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"FOUNDER"                              "COMPANY"

Peter D. Olson                         MachOne Communications, Inc.

/s/ PETER D. OLSON                     By: /s/ [SIGNATURE ILLEGIBLE]
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Peter D. Olson

Address: 15768 Hidden Hill Place,      Title: Secretary
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Los Gatos, CA 95130
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